Exhibit 16.1

July 12, 2011

Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, DC 20549-6010

Dear Sirs/Madams:

We have read and agree with the disclosures made by Radius Health, Inc. (f/k/a MPM Acquisition Corp.) (the “Company”) under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of the Company’s Current Report of Form 8-K/A filed with the Securities and Exchange Commission on or about July 13, 2011.

Yours truly,

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
New York, New York